UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

Snap-on Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 80th Street, Kenosha, WI 53143

(Address of principal executive offices)

(262) 656-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 28, 2012, certain subsidiaries of Snap-on Incorporated (the “Company”) amended and restated their loan and servicing agreement (the “Amended and Restated Agreement”) with a group of conduit lenders, committed lenders, administrative agents and JPMorgan Chase Bank, N.A. (“JPMorgan”), as program agent, to, among other things: (1) add Royal Bank of Canada as an administrative agent and a committed lender; (2) extend the scheduled expiration date of the Amended and Restated Agreement from September 28, 2012 to September 27, 2013; (3) provide that any amounts remaining outstanding under the Amended and Restated Agreement as of September 28, 2015, or such earlier date as may be prescribed pursuant to the terms of the Amended and Restated Agreement, will become due and payable on such date; and (4) change certain pricing terms. The $200 million total revolving commitment amount remains unchanged.

Except as modified by the Amended and Restated Agreement and previous amendments thereto, copies of the original loan and servicing agreement and related receivables sale agreement, as well as descriptions of their material provisions, were included in the Company’s Current Report on Form 8-K, dated October 1, 2010.

A copy of the Amended and Restated Agreement is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K pertaining to the Amended and Restated Agreement and the underlying agreements is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibit is being filed herewith:

4.1	Amended and Restated Loan and Servicing Agreement, dated as of September 28, 2012, among SOC SPV 1, LLC, as Borrower, Snap-on Credit LLC, as Servicer, the Conduit Lenders, Committed Lenders and Administrative Agents from time to time party thereto, and JPMorgan Chase Bank, N.A., as Program Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP-ON INCORPORATED

Date: October 1, 2012	By:	/s/ Aldo J. Pagliari
Aldo J. Pagliari, Principal Financial Officer,
Senior Vice President – Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

4.1	Amended and Restated Loan and Servicing Agreement, dated as of September 28, 2012, among SOC SPV 1, LLC, as Borrower, Snap-on Credit LLC, as Servicer, the Conduit Lenders, Committed Lenders and Administrative Agents from time to time party thereto, JPMorgan Chase Bank, N.A., as Program Agent.